Exhibit 99.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

LOUISIANA MUNICIPAL POLICE EMPLOYEES’ RETIREMENT SYSTEM, on behalf of itself and all other similarly situated shareholders of Landry’s Restaurants, Inc., and derivatively on behalf of nominal defendant Landry’s Restaurants, Inc.,

Plaintiff,

v.

TILMAN J. FERTITTA, STEVEN L. SCHEINTHAL, KENNETH BRIMMER, MICHAEL S. CHADWICK, MICHAEL RICHMOND, JOE MAX TAYLOR, FERTITTA HOLDINGS, INC., FERTITTA ACQUISITION CO., RICHARD LIEM, FERTITTA GROUP, INC. and FERTITTA MERGER CO.

Defendants, and

LANDRY’S RESTAURANTS, INC.,

Nominal Defendant.

C.A. No. 4339-VCL

NOTICE OF PROPOSED SETTLEMENTS OF SHAREHOLDER LITIGATION, SETTLEMENT FAIRNESS HEARING, AND APPLICATIONS FOR ATTORNEYS’ FEES AND REIMBURSEMENT OF LITIGATION EXPENSES

TO:

ALL PERSONS AND ENTITIES WHO HELD SHARES OF LANDRY’S RESTAURANTS, INC. (“LANDRY’S” OR THE “COMPANY”) COMMON STOCK AT ANY POINT BETWEEN SEPTEMBER 17, 2008 AND JANUARY 11, 2009, INCLUSIVE, EXCLUDING CERTAIN PERSONS AND ENTITIES AS SET FORTH IN PARAGRAPH 8 BELOW (THE “2008 TRANSACTION SUBCLASS”); AND

ALL PERSONS AND ENTITIES WHO HELD SHARES OF LANDRY’S COMMON STOCK AT ANY POINT BETWEEN NOVEMBER 3, 2009 AND THE CLOSING OF A SALE/MERGER TRANSACTION OF LANDRY’S, EXCLUDING CERTAIN PERSONS AND ENTITIES AS SET FORTH IN PARAGRAPH 9 BELOW (THE “2009 TRANSACTION SUBCLASS”, TOGETHER WITH 2008 TRANSACTION SUBCLASS, THE “SETTLEMENT SUBCLASSES” OR “CLASS”)

THIS NOTICE EXPLAINS IMPORTANT RIGHTS YOU MAY HAVE AS A CLASS MEMBER WITH RESPECT TO THE ABOVE-CAPTIONED CONSOLIDATED SHAREHOLDER CLASS ACTION AND DERIVATIVE LAWSUIT (THE “ACTION” OR “LITIGATION”), INCLUDING YOUR POSSIBLE RIGHT TO RECEIVE CASH FROM THE SETTLEMENT FUND CREATED FOR THE BENEFIT OF THE 2008 TRANSACTION SUBCLASS. YOUR LEGAL RIGHTS WILL BE AFFECTED WHETHER OR NOT YOU ACT. PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY!

Plaintiff Louisiana Municipal Police Employees’ Retirement System (“LMPERS” or “Plaintiff”), on behalf of itself and the 2008 Transaction Subclass, has reached a proposed settlement of Counts I, II, III and IX of the Complaint in this Action, pursuant to which the Defendants have agreed to pay a total of $14,500,000 in cash (“2008 Class Settlement”). A copy of the Complaint can be found at the settlement website, www.landrysshareholderlitigation.com.

Plaintiff, on behalf of itself and the 2009 Transaction Subclass, has reached a proposed settlement of Counts IV through VIII of the Complaint pursuant to which the Defendants and the Special Committee of the Company’s Board of Directors have agreed to implement certain deal terms that amend and supercede the terms of the 2009 Agreement of Tilman J. Fertitta (“Fertitta”) and certain of the Fertitta Entities (as defined below) to acquire Landry’s for $14.75 per share (the “2009 Transaction”) (“2009 Deal Settlement”).

If approved by the Court of Chancery of the State of Delaware (the “Court”), these two proposed settlements (collectively, the “Settlements”) will resolve all claims asserted or that could have been asserted against Defendants in the Action.

IF YOU ARE A NOMINEE WHO HELD LANDRY’S COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE READ THE SECTION BELOW ENTITLED “SPECIAL NOTICE TO SECURITIES BROKERS AND OTHER NOMINEES HOLDING RECORD OWNERSHIP ON BEHALF OF OTHERS.”

MEMBERS OF THE SETTLEMENT SUBCLASSES ARE REFERRED TO IN THIS NOTICE AS “CLASS MEMBERS”. THE FOLLOWING CHART OUTLINES CERTAIN LEGAL RIGHTS AND OPTIONS FOR CLASS MEMBERS. AS NOTED BELOW, ONLY MEMBERS OF THE 2008 TRANSACTION SUBCLASS MAY FILE A CLAIM FOR PAYMENT FROM THE SETTLEMENT FUND CREATED AS A RESULT OF THE 2008 CLASS SETTLEMENT:

YOUR LEGAL RIGHTS AND OPTIONS IN THE SETTLEMENT
ACTIONS YOU MAY PURSUE	EFFECT OF TAKING THIS ACTION
FOR MEMBERS OF THE 2008 TRANSACTION SUBCLASS ONLY: FILE A PROOF OF CLAIM BY DECEMBER 6, 2010 TO DETERMINE WHETHER YOU ARE ENTITLED TO RECEIVE MONEY.[1]

This is the only way for members of the 2008 Transaction Subclass to get a payment from the Settlement Fund. If you wish to obtain a payment as a 2008 Transaction Subclass Member, you will need to file a Proof of Claim form (“Claim Form”) (which is included with this Notice) postmarked no later than December 6, 2010. For more information about filing a Claim Form, please see Paragraph 22 below.

FOR ALL CLASS MEMBERS: OBJECT TO THE SETTLEMENTS BY SUBMITTING A WRITTEN OBJECTION SO THAT IT IS RECEIVED NO LATER THAN SEPTEMBER 22, 2010.

Write to the Court and explain why you do not like the proposed Settlements, the proposed Plan of Allocation, and/or the applications for attorneys’ fees and expenses. For more information regarding filing an objection, please see Paragraphs 25-34 below.

FOR ALL CLASS MEMBERS: GO TO THE SETTLEMENT HEARING ON OCTOBER 6, 2010 AT 10:00 A.M., AND FILE A NOTICE OF INTENTION TO APPEAR SO THAT IT IS RECEIVED NO LATER THAN SEPTEMBER 22, 2010.

Ask to speak in the Court about the fairness of the Settlements, the proposed Plan of Allocation, and/or the applications for attorneys’ fees and expenses. For more information about speaking at the Settlement Hearing, please see Paragraphs 25-34 below.

FOR ALL CLASS MEMBERS: DO NOTHING.

If you are a member of the 2008 Transaction Subclass, you will not receive payment from the Settlement Fund if you do not file a Claim Form. If the Settlements are approved, all Class Members will give up rights to pursue different relief or other remedies. For more information about the claims being settled and released by the Settlements, please see Paragraphs 17-20 below.

WHAT THIS NOTICE CONTAINS

Page
Why Did I Get This Notice?	2
What Is This Case About? What Has Happened So Far?	3
How Do I Know If I Am Affected By The Settlements?	5
What Are Plaintiff’s Reasons For The Settlements?	6
What Are The Benefits Of The 2008 Class Settlement For Members Of The 2008 Transaction Subclass?	6
What Are The Benefits Of The 2009 Deal Settlement For Members Of The 2009 Transaction Subclass?	6
If I Am A Member Of The 2008 Transaction Subclass, How Much Will My Payment Be?	7
What Rights Are Being Compromised By The Settlements?	10
What Payment Are The Attorneys For The Class Seeking? How Will The Lawyers Be Paid?	11
If I Am A Member Of The 2008 Transaction Subclass, How Can I Receive A Payment From The Settlement Fund? What Do I Need To Do?	12
Do I Have A Lawyer In This Case?	12
When And Where Will The Court Decide Whether To Approve The Settlements? Do I Have To Come To The Hearing? May I Speak At The Hearing If I Don’t Like The Settlements?	12
Can I See The Court File? Whom Should I Contact If I Have Questions?	14
Special Notice To Securities Brokers And Other Nominees Holding Record Ownership On Behalf Of Others	14

WHY DID I GET THIS NOTICE?

1.        This Notice is being sent to you pursuant to an order of the Court because you or someone in your family may have held Landry’s common stock at any point during the period between and including September 17, 2008 and January 11, 2009 (the “2008 Transaction Subclass Period”) and/or at any point during the period between November 3, 2009 and the closing of a sale/merger transaction to Fertitta or a third party (the “2009 Transaction Subclass Period”). As a potential Class Member, you have a right to know about your options before the Court rules on the proposed Settlements. Additionally, you have the right to understand how a class action lawsuit may generally affect your legal rights. If the Court approves the Settlements, (a) the Action will be dismissed with prejudice, (b) Plaintiff, on behalf of itself and the other Class Members, will be deemed to have

1 2009 Transaction Subclass Members who did not hold shares of Landry’s common stock at any point between September 17, 2008 and January 11, 2009, inclusive, are not members of the 2008 Transaction Subclass. If you received this Notice because you are a member of the 2009 Transaction Subclass but you do not qualify as a member of the 2008 Transaction Subclass, you are not eligible for payment from the Settlement Fund and should not file a Proof of Claim.

released certain claims (as set forth in Paragraphs 17 and 19 below), and (c) the claims administrator (“Claims Administrator”) selected by Plaintiff and approved by the Court will make payments from the Settlement Fund pursuant to the 2008 Class Settlement after any objections and appeals are resolved.

2.        A class action is a type of lawsuit in which the claims of a number of individuals are resolved together, thus providing the class members with both consistency and efficiency. In a class action lawsuit, the court selects one or more people, known as class representatives, to sue on behalf of all people with similar claims, commonly known as the class or the class members. Once the settlement class is certified, the Court must resolve all issues on behalf of the class members. In the Action, the Court has directed that the Class Representative (defined in Paragraph 5 below) and Class Counsel (defined in Paragraph 5 below) shall have primary responsibility for prosecuting all claims against Defendants (defined in Paragraph 3 below) on behalf of all Class Members that were or could have been asserted in connection with the transactions that gave rise to the Action.2

3.        The court in charge of this case is the Court of Chancery of the State of Delaware, and the case is known as Louisiana Municipal Police Employees’ Retirement System v. Tilman J. Fertitta, et al., C.A. No. 4339-VCL. The judge presiding over this case is Vice Chancellor J. Travis Laster. The party who is suing is called the “plaintiff” and the parties who are being sued are called the “defendants.” In this case, plaintiff LMPERS, on behalf of itself and the Classes, is suing defendant Fertitta; defendants Fertitta Acquisition Co. and Fertitta Holdings, Inc. (the “2008 Fertitta Entities”); defendants Fertitta Merger Co. and Fertitta Group, Inc. (the “2009 Fertitta Entities,” and collectively with Fertitta and the 2008 Fertitta Entities, the “Fertitta Defendants”); defendants Kenneth Brimmer, Michael S. Chadwick, Michael Richmond, and Joe Max Taylor (the “Outside Director Defendants”); defendants Steven L. Scheinthal (“Scheinthal”) and Richard Liem (“Liem”) (together with the Outside Director Defendants, the “Director Defendants”); and nominal defendant Landry’s Restaurants, Inc. (“Landry’s” or the “Company”, referred to collectively with all other defendants as the “Defendants”).

4.        This Notice explains the lawsuit, the proposed Settlements, your legal rights, what benefits are available, who is eligible for them, and how to get them. The purpose of this Notice is to inform you of this case, that it is a class action, and how you might be affected. It also is being sent to inform you of the terms of the proposed Settlements and of a hearing regarding the Settlements to be held by the Court (the “Settlement Hearing”).

5.        The Settlement Hearing will be held in the Court of Chancery in the New Castle County Courthouse, 500 North King Street, Wilmington, Delaware, on October 6, 2010 at 10:00 a.m. to (a) determine whether the Subclasses should be certified permanently, for Settlement purposes, pursuant to Court of Chancery Rules 23(a) and 23(b)(1) and (b)(2); (b) determine whether LMPERS may be designated as class representative for the Subclasses (“Class Representative”) with the law firms of Grant & Eisenhofer P.A. and Bernstein Litowitz Berger & Grossmann LLP as class counsel for the Subclasses (“Class Counsel”) and whether such Class Representative and Class Counsel have adequately represented the interests of the Classes in the Action; (c) determine whether the terms and conditions of the Stipulation of Partial Settlement dated June 22, 2010 settling and releasing the claims of the 2009 Transaction Subclass with respect to the 2009 Transaction (the “2009 Deal Settlement Stipulation”) and the Stipulation of Settlement of Remaining Claims dated July 23, 2010 settling and releasing the claims of the 2008 Transaction Subclass with respect to the 2008 Transaction (the “2008 Class Settlement Stipulation,” together with the 2009 Deal Settlement Stipulation, the “Settlement Stipulations”) are fair, reasonable, and adequate and in the best interests of the members of the respective Subclasses and should be approved by the Court; (d) determine whether the Judgments should be entered dismissing the Action with prejudice and settling and releasing the Released Claims against the Released Parties with prejudice as against the Class Representative and the other Class Members, and barring and enjoining prosecution of any and all Released Claims; (e) hear and rule on any objections to the Settlements; (f) consider final approval of the proposed Plan of Allocation set forth in Paragraph 16 below; (g) consider the applications of Class Counsel for awards of attorneys’ fees and expenses and any objections thereto; and (h) rule on other such matters as the Court may deem appropriate.

6.        This Notice does not express any opinion by the Court concerning the merits of any claim in the Action, and the Court still has to decide whether to approve the Settlements. If the Court approves the 2008 Class Settlement, payments to Authorized Claimants (defined in Paragraph 16 below) will be made after any appeals are resolved and after the completion of all claims processing. Please be patient.

WHAT IS THIS CASE ABOUT? WHAT HAS HAPPENED SO FAR?

THE DESCRIPTION OF THE ACTION AND SETTLEMENTS WHICH FOLLOWS HAS BEEN PREPARED BY COUNSEL FOR THE PARTIES. THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS, AND THIS NOTICE IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF FINDINGS OF FACT.

7.        On June 16, 2008, Fertitta and the 2008 Fertitta Entities agreed to acquire Landry’s for $21 per share and to pay a $24 million reverse termination fee if they did not close the merger transaction in the absence of a contractual termination right (the “$21 merger agreement” or “2008 merger agreement”).

On September 13, 2008, Hurricane Ike made landfall in Texas, causing damage to a number of Landry’s properties.

2 Plaintiff has also asserted derivative claims on behalf of the Company that are being settled and released pursuant to the Settlements.

On October 7, 2008, Landry’s issued a press release stating that, among other things, the debt financing required to complete the 2008 merger agreement was “in jeopardy.”

On October 17, 2008, the terms of the $21 merger agreement were amended to lower the acquisition price that Fertitta agreed to pay to $13.50 per share and by lowering the reverse termination fee to $15 million.

On January 11, 2009, the $21 merger agreement (as amended to provide for a $13.50 per share price to shareholders) was terminated without payment of any termination fee.

On February 5, 2009, Plaintiff filed a complaint in Delaware Chancery Court styled Louisiana Municipal Police Employees’ Retirement System v. Tilman J. Fertitta, et al. asserting breach of fiduciary duty claims against Fertitta and the 2008 Fertitta Entities, the Outside Director Defendants, Scheinthal, and nominal defendant Landry’s concerning the amendment and subsequent termination of the $21 merger agreement and a derivative claim on behalf of Landry’s against the Board for failure to seek payment of the $24 million reverse termination fee. In short, Plaintiff alleged that Fertitta had abused his fiduciary position in order to force a renegotiation of the $21 merger agreement for self-interested purposes. Plaintiff also alleged that the Outside Director Defendants acted in bad faith in failing to protect Landry’s and its shareholders from Fertitta’s alleged misconduct. Defendants denied these allegations.

On July 28, 2009, former Vice Chancellor Lamb denied the Defendants’ motion to dismiss the Complaint, and discovery thereafter commenced.

On November 3, 2009, Fertitta and the 2009 Fertitta Entities agreed to acquire Landry’s for $14.75 per share (the “$14.75 merger agreement” or “2009 merger agreement”).

On November 10, 2009, Plaintiff supplemented its complaint, asserting breach of fiduciary duty claims against Fertitta and the current Landry’s Board concerning the 2009 merger agreement.

On January 28, 2010, Plaintiff filed an amended complaint asserting breach of fiduciary duty claims against: (i) the Fertitta Defendants concerning the 2008 and 2009 merger agreements; (ii) the Director Defendants concerning the 2008 merger agreement; (iii) Fertitta and the Board concerning the 2009 merger agreement; (iv) a claim against Fertitta for unjust enrichment; and (v) a derivative claim against the Board for failure to seek payment of the $24 million reverse termination fee.

On March 12, 2010, the parties conducted a full-day mediation session with retired United States District Judge Nicholas H. Politan, which did not resolve any of the claims.

On May 17, 2010, the Outside Directors’ counsel contacted Class Counsel to discuss the possibility of a partial settlement in connection with the $14.75 merger agreement, which included a higher price and amended terms relating to the sales process (the “go-shop process”).

Between May 18 and 21, 2010, the Special Committee of the Board of Directors of Landry’s deal counsel and Fertitta’s deal counsel engaged in negotiations with Class Counsel regarding a partial settlement in connection with revising the $14.75 merger agreement.

On May 21, 2010, Plaintiff filed the Second Amended Verified Class Action and Derivative Complaint asserting breach of fiduciary duty claims against: (i) the Fertitta Defendants concerning the 2008 and 2009 merger agreements; (ii) the Director Defendants concerning the 2008 merger agreement; (iii) Fertitta and the Board concerning the 2009 merger agreement; (iv) a claim for unjust enrichment against Fertitta; (v) a derivative claim against the Board for failure to seek payment of the $24 million reverse termination fee; and (vi) a derivative breach of contract claim against Fertitta and Fertitta Acquisition Co. for failure to pay the $24 million reverse termination fee.

Over the weekend of May 22-23, 2010, following arms-length negotiations, the parties agreed to the terms of an amendment to the $14.75 merger agreement and the partial settlement of this Action. In consideration of the partial settlement, Defendants and the Special Committee agreed to implement certain deal terms in connection with the 2009 merger agreement, including a $24 per share price to be paid by Fertitta and/or the 2009 Fertitta Entities, certain voting requirements with respect to the transaction, and amending the terms of the go-shop process. The parties memorialized the basic terms of the partial settlement in a Memorandum of Understanding executed on May 23, 2010. As Class Counsel explained to the Court on May 23, 2010, the largest public shareholder of Landry’s, Pershing Square Capital Management L.P. (“Pershing”), had not expressed its views of the renegotiated transaction. The memorandum of understanding documented the terms of the renegotiated 2009 Transaction. The parties subsequently reported to the Court that this partial settlement had been reached.

On May 28, 2010, the Fertitta Defendants and the Outside Director Defendants filed motions to dismiss Plaintiff’s Complaint by arguing that: (i) the Securities Litigation Uniform Standards Act (“SLUSA”) precluded Plaintiff from pursuing Counts I, II, III and IX, (ii) Counts I, II and IX were based on a fiduciary duty that Delaware law does not recognize, and (iii) Count III should be dismissed because it is a derivative rather than a direct claim.

On June 18, 2010, Plaintiff filed an opposition brief responding to Defendants’ motions to dismiss, and on July 2, 2010, Defendants filed reply briefs in support of their motions to dismiss.

Between June 11 and 20, 2010, the Outside Directors’ deal counsel, Fertitta’s counsel and Pershing’s counsel negotiated an increase of the merger consideration to $24.50 per share, conditioned upon Pershing and certain of its affiliates entering into voting agreements to support Fertitta’s revised going private deal. During this time, the Outside Directors’ deal counsel informed Class Counsel about the proposed terms, including the voting agreements. Class Counsel indicated that the voting agreements should terminate in the event the Special Committee terminated the merger in favor of any Superior Proposal.

On June 22, 2010, following negotiations, the parties entered into the 2009 Deal Settlement Stipulation memorializing the terms of the May 23, 2010 Memorandum of Understanding. The 2009 Deal Settlement Stipulation sets forth the terms of the 2009 Deal Settlement, which settles and releases certain claims that were asserted and/or could have been asserted against Defendants in connection with Counts IV through VIII of the Complaint. On June 22, 2010, the parties submitted the 2009 Deal Settlement Stipulation to the Court, which resulted in the Court entering a scheduling order on June 28, 2010 that preliminarily, for purposes of the 2008 Deal Settlement only, certified the 2009 Transaction Subclass and directed that notice of the 2009 Deal Settlement be provided to the 2009 Transaction Subclass Members. The proposed notice filed as part of the 2009 Deal Settlement Stipulation and approved by the Court for dissemination to 2009 Transaction Subclass Members disclosed that no agreement had been reached in respect of the amount of any award of attorneys’ fees to Class Counsel in connection with the 2009 Deal Settlement, but that Class Counsel reserved the right to apply for up to $15 million in fees and $525,000 in expenses (and that Defendants reserved the right to object to such application).

On July 7, 2010, the parties conducted a full-day mediation session with retired United States District Judge Nicholas H. Politan, which resulted in the parties reaching an agreement in principle to settle the remaining claims asserted against Defendants in the Complaint. The parties memorialized the principal terms of the settlement in a Term Sheet executed on July 14, 2010.

During the negotiations on July 7, 2010, the parties first negotiated the terms of the 2008 Class Settlement. After the parties reached substantial agreement with respect to the amount to be paid to the Settlement Fund for the benefit of 2008 Transaction Subclass Members, the parties (through the mediator) negotiated a fee for Class Counsel related to the 2009 Deal Settlement.

On July 23, 2010, the parties entered into the 2008 Class Settlement Stipulation that memorialized the terms of the July 14, 2010 Term Sheet. The 2008 Class Settlement Stipulation sets forth the terms of the 2008 Class Settlement, which settles and releases the claims asserted against Defendants in Counts I, II, III and IX of the Complaint only. On July 23, 2010, the parties submitted the 2008 Class Settlement Stipulation to the Court, which resulted in the Court entering a scheduling order on July 26, 2010, that preliminarily, for purposes of the 2008 Class Settlement only, certified the 2008 Transaction Subclass and directed that notice of the 2008 Class Settlement be provided to the 2008 Transaction Subclass Members. At the request of the parties, the July 26, 2010 Scheduling Order amended the June 28, 2010 scheduling order to allow notice of the 2009 Deal Settlement to be combined with notice of the 2008 Class Settlement, as provided herein.

HOW DO I KNOW IF I AM AFFECTED BY THE SETTLEMENTS?

8.        2008 Transaction Subclass Members:    If you are a member of the 2008 Transaction Subclass, you are subject to the 2008 Class Settlement. The 2008 Transaction Subclass certified by the Court, for Settlement purposes only, consists of all persons and entities who held shares of Landry’s common stock at any time between and including September 17, 2008 and January 11, 2009. Excluded from the 2008 Transaction Subclass are: Defendants; members of the immediate families of each of the Individual Defendants; all directors, officers, parents, subsidiaries and affiliates of Landry’s and the Fertitta Entities; any person, firm, trust, corporation or entity in which any Defendant has or had a controlling interest or which is related to or affiliated with any of the Defendants; and the legal representatives, heirs, successors-in-interest or assigns of any such excluded party.

9.        2009 Transaction Subclass Members:    If you are a member of the 2009 Transaction Subclass, you are subject to the 2009 Deal Settlement. The 2009 Transaction Subclass certified by the Court, for Settlement purposes only, consists of all persons and entities who held shares of Landry’s common stock at any time between and including November 3, 2009 and the closing of a sale/merger transaction to Fertitta or a third party. Excluded from the 2009 Transaction Subclass are: Defendants; members of the immediate families of each of the Individual Defendants; all directors, officers, parents, subsidiaries and affiliates of Landry’s and the Fertitta Entities; any person, firm, trust, corporation or entity in which any Defendant has or had a controlling interest or which is related to or affiliated with any of the Defendants; and the legal representatives, heirs, successors-in-interest or assigns of any such excluded party.

RECEIPT OF THIS NOTICE DOES NOT NECESSARILY MEAN THAT YOU ARE A CLASS MEMBER OR THAT YOU ARE ENTITLED TO RECEIVE PROCEEDS FROM THE SETTLEMENT FUND. IF YOU ARE A MEMBER OF THE 2008 TRANSACTION SUBCLASS AND WISH TO RECEIVE A PAYMENT FROM SETTLEMENT FUND, YOU MUST SUBMIT A COMPLETED PROOF OF CLAIM FORM POSTMARKED NO LATER THAN DECEMBER 6, 2010. BEFORE YOU FILE YOUR

CLAIM, PLEASE READ THE PLAN OF ALLOCATION SET FORTH IN PARAGRAPH 16 BELOW TO DETERMINE IF YOU ARE ELIGIBLE FOR RECOVERY FROM THE SETTLEMENT FUND.

WHAT ARE PLAINTIFF’S REASONS FOR THE SETTLEMENTS?

10.        Plaintiff and its counsel have reviewed and analyzed the facts and circumstances relating to the claims asserted in the Action, as known by Plaintiff to date. Plaintiff has reviewed more than 600,000 pages of documents, taken more than a dozen depositions, and hired experts. Class Counsel have analyzed the evidence adduced during their investigation and pretrial discovery and have researched the applicable law with respect to the claims of Plaintiff and the Classes against Defendants and the potential defenses thereto.

11.        Based on this investigation and pre-trial discovery, Plaintiff has decided to enter into the Stipulations and to settle the Action, after taking into account, among other things, (1) the substantial benefits provided to Class Members as a result of the litigation of the Action and the proposed Settlements; (2) the risks of continued litigation in this Action; and (3) the conclusion reached by the parties and their counsel that the Settlements upon the terms and provisions set forth in the Settlement Stipulations are fair, reasonable, adequate, and in the best interests of the respective Classes and will result in material benefits to them.

12.        More specifically, as to the 2009 Deal Settlement, Plaintiff believed and believes that Class Counsel negotiated the best possible result, including the combination of procedural and voting protections included in the 2009 Deal Settlement and the increased consideration to be paid from the $14.75 per share price originally accepted by the Outside Director Defendants. As to the 2008 Transaction Settlement, Plaintiff recognized that although it viewed the evidence set forth in the Complaint and the further evidence that would be presented at trial to present a basis to find misconduct, Defendants had raised certain defenses, including with respect to the ability of 2008 Transaction Subclass Members to participate in any judgment entered by the Court of Chancery, that created a risk of no recovery. Moreover, based on consultation with damages experts and an analysis of trading patterns and other relevant factors, Class Counsel believed and believe that the Settlement Fund is sufficiently large that 2008 Transaction Subclass Members will obtain monetary compensation covering a significant portion of any out-of-pocket losses.

13.        Defendants in the Action have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Action, and expressly maintain that they complied with their fiduciary and other legal duties, and assert that they are entering into the Settlements solely because the Settlements will eliminate the burden and expense of further litigation.

WHAT ARE THE BENEFITS OF THE 2008 CLASS SETTLEMENT FOR MEMBERS OF THE 2008 TRANSACTION SUBCLASS?

14.        In consideration of the 2008 Class Settlement, Defendants or their successor(s)-in-interest have agreed to pay or caused to be paid $14,500,000 in cash (the “Settlement Amount”) into an interest-bearing escrow account for the benefit of the 2008 Transaction Subclass. The Settlement Amount and any and all interest earned thereon is referred to as the “Settlement Fund.”

WHAT ARE THE BENEFITS OF THE 2009 DEAL SETTLEMENT FOR MEMBERS OF THE 2009 TRANSACTION SUBCLASS?

15.        In consideration of the 2009 Deal Settlement, Defendants and the Special Committee of the Board of Directors of Landry’s, comprised of Defendants Kenneth Brimmer and Michael S. Chadwick, have agreed to implement the following deal terms with respect to the 2009 Transaction:

Price Paid to Non-Fertitta Shareholders in New Deal: If the 2009 Deal Settlement is approved and other conditions set forth in the current amendment to the 2009 merger agreement are satisfied, the merger consideration will have increased from the $14.75 per share in the original version of the agreement to $24.50 per share, for an aggregate increase of approximately $65 million to be paid to the 2009 Transaction Subclass Members.

New Go-Shop Process: Pursuant to the 2009 Deal Settlement, the Special Committee sent letters (the text of which were reviewed by Plaintiff) to all prior participants in the sales process, explaining that all offers will be considered, whether or not Fertitta is asked to remain with the Company. The Special Committee agreed to conduct an active process which remained open for 45 days in order to permit all bidders to emerge with the option for a 15 day or longer extension for due diligence if the Special Committee deemed necessary.

The Special Committee made public the pertinent details of the new process through a Form 8-K (the text of which was reviewed by Plaintiff). Class Counsel negotiated for and had the ability to stay informed of any material communications between the Special Committee or its advisors and any interested bidder.

Waiver of Standstills: When potentially interested bidders previously reviewed the Company’s private information, they typically executed agreements, called “standstills,” that precluded them from making bids after the termination of the prior sales process. As part of the 2009 Deal Settlement, the Special Committee agreed to waive existing standstills, except for hostile offers, during the go-shop process in order to permit non-hostile proposals to acquire the Company.

Termination Fee to Fertitta and Other Deal Protections: Any third party considering a bid for the Company in competition with Fertitta’s offer would have, under the 2009 merger agreement as originally drafted, been required to pay a termination fee to Fertitta. The 2009 Deal Settlement provided that no termination fee would be paid to Fertitta, who instead would only be reimbursed for actual expenses. In addition, in order to ensure that third parties were not deterred by prior contractual “matching rights” in which Fertitta would always get a “last look” opportunity to match any competing offer, the 2009 Deal Settlement provided that Fertitta would not receive a contractual last look option. The Special Committee had the right ultimately to give Fertitta an opportunity to top any superior proposals if providing that opportunity is, in the Committee’s judgment, consistent with share value maximization. If the Special Committee provided that opportunity to Fertitta, however, they were required to provide any other bidder who has made a superior proposal with the same opportunity to top any superior proposal by Fertitta.

Cost Reimbursement for Potential Bidders’ Due Diligence Costs: In order to create an active go-shop process, Landry’s agreed to reimburse up to $500,000 in actual out-of-pocket due diligence costs for each of up to the two highest bidders that would submit a proposal to acquire the Company at a price that exceeds $24 per share that was reasonably likely to lead to a Superior Proposal, and the Special Committee concluded the bidder is reasonably likely to be capable, including from a financial perspective, of closing on such a Superior Proposal.

Voting of Fertitta’s Shares from Open Market Purchases after June 2008: As part of the 2009 Deal Settlement, in connection with the shareholder vote on any alternative acquisition transaction (i.e., by a third party), Fertitta retained his discretion to vote the 5,731,481 shares that he held as of June 16, 2008, plus up to the first 300,000 shares acquired upon exercise of his outstanding options, either for or against such transaction. Fertitta agreed, however, that the 3,162,674 shares Fertitta purchased on the open market after June 16, 2008, plus up to the next 500,000 shares acquired upon exercise of his outstanding options (“Fertitta’s post-June 2008 Shares”), would be voted in proportion to how the minority actually votes on any proposed transaction (abstentions will be counted as “no” votes for purposes of calculating how Fertitta’s post-June 2008 Shares are voted) with respect to (i) the adoption of the merger agreement and the approval of the merger and (ii) any acquisition proposal that results in the termination of the merger agreement.

The transaction with Fertitta was made subject to approval by a majority of Landry’s shares voted at the special meeting and not owned by any of the Defendants or any of their affiliates.

Proxy Disclosures: Plaintiff had the right to review and provide comments and proposed changes to a supplemental proxy and the Company and Special Committee agreed to use their best efforts to consider and incorporate Plaintiff’s reasonable suggestions. The final decision on disclosures was left up to the Special Committee, to be made in good faith and consistent with the Special Committee’s fiduciary duties.

IF I AM A MEMBER OF THE 2008 TRANSACTION SUBCLASS, HOW MUCH WILL MY PAYMENT BE?

16.        If the 2008 Class Settlement and proposed Plan of Allocation are approved by the Court, payments to 2008 Transaction Subclass Members will be determined as follows:

THE PROPOSED PLAN OF ALLOCATION

I.	GENERAL PROVISIONS

A.        As explained in paragraph 14 above, Defendants have agreed to pay or caused to be paid $14,500,000 in cash into escrow for the benefit of the 2008 Transaction Subclass. The $14,500,000 cash settlement amount plus all interest earned thereon is referred to throughout this Notice as the “Settlement Fund”.

B.        The “Net Settlement Fund” means the Settlement Fund less (i) all federal, state and/or local taxes of any kind on any income earned by the Settlement Fund and the reasonable expenses and costs incurred by Class Counsel in connection with determining the amount of, and paying, any taxes owed by the Settlement Fund (including, without limitation, reasonable expenses of tax attorneys and accountants); (ii) all fees, costs and expenses paid or incurred in connection with the notice and administration of the 2008 Class Settlement that are payable from the Settlement Fund pursuant to the agreement of the parties; and (iii) any attorneys’ fees and expenses awarded to Class Counsel in connection with the 2008 Class Settlement.

C.        The Net Settlement Fund will be distributed to all 2008 Transaction Subclass Members who submit timely and valid Claim Forms to the Claims Administrator that are accepted by the Court for payment from the Net Settlement Fund (“Authorized Claimants”).

D.        The Net Settlement Fund will not be distributed to Authorized Claimants until the Court has issued a final order of approval of the 2008 Class Settlement and the Court has also issued an order approving the proposed Plan of Allocation (or such other allocation plan as the Court may approve), and the time periods for any petition for rehearing, appeal or review, whether by certiorari or otherwise, of the order approving the 2008 Class Settlement and the order approving the Plan of Allocation have expired.

E.        Defendants are not entitled to get back any portion of the Settlement Fund once the Court has issued an order approving the 2008 Class Settlement, and the time periods for any petition for rehearing, appeal or review, whether by certiorari or otherwise, of the order approving the 2008 Class Settlement have expired. Defendants shall not have any liability, obligation or responsibility for the administration of the 2008 Class Settlement or disbursement of the Net Settlement Fund or for the Plan of Allocation.

F.        Approval of the 2008 Class Settlement is independent from approval of the Plan of Allocation. Any determination with respect to the Plan of Allocation will not affect the 2008 Class Settlement, if approved.

G.        Only those 2008 Transaction Subclass Members who sold shares of Landry’s common stock will be eligible to share in the distribution of the Net Settlement Fund. Each person or entity wishing to participate in the distribution must timely submit a valid Claim Form establishing membership in the 2008 Transaction Subclass, including all required documentation, postmarked no later than December 6, 2010 to the address set forth in the Claim Form. Unless the Court otherwise orders, a 2008 Transaction Subclass Member who fails to submit a properly completed Claim Form postmarked no later than December 6, 2010 shall be forever barred from receiving payments pursuant to the 2008 Class Settlement set forth in the 2008 Class Settlement Stipulation but will in all other respects remain a 2008 Transaction Subclass Member and be subject to the provisions of the 2008 Class Settlement Stipulation, including the terms of any Judgment entered and releases given. As set forth in Paragraph 17 below, this means that each 2008 Transaction Subclass Member releases the Settled Claims against the Released Parties and is barred and enjoined from filing, prosecuting, or pursuing any of the Settled Claims against any of the Released Parties regardless of whether or not such Subclass Member submits a Claim Form.

H.        The Court has reserved jurisdiction to allow, disallow, or adjust on equitable grounds the Proof of Claim of any 2008 Transaction Subclass Member.

I.        The Plan of Allocation set forth herein is the plan that is being proposed by Plaintiff and Class Counsel to the Court for approval. The Court has reserved the right to modify the Plan of Allocation without further notice to 2008 Transaction Subclass Members. Any Orders regarding a modification of the Plan of Allocation will be posted on the settlement website, www.landrysshareholderlitigation.com.

J.        Payment pursuant to the Plan of Allocation approved by the Court shall be conclusive against all Authorized Claimants. No person shall have any claim against Plaintiff, Class Counsel, Defendants, Defendants’ Counsel, the other Released Parties or their counsel, or the Claims Administrator or other agent designated by Class Counsel arising from distributions made substantially in accordance with the 2008 Class Settlement Stipulation, the Plan of Allocation, or further orders of the Court. Plaintiff, Defendants, their respective counsel, and all other Released Parties shall have no responsibility or liability whatsoever for the investment or distribution of the Settlement Fund, the Net Settlement Fund, the Plan of Allocation, or the determination, administration, calculation, or payment of any Claim Form or nonperformance of the Claims Administrator, the payment or withholding of taxes owed by the Settlement Fund, or any losses incurred in connection therewith.

K.        Information Required on the Claim Form: Each Claim Form must state and provide sufficient documentation for each Authorized Claimant’s position in Landry’s common stock as of the close of business on September 16, 2008, the day before the first day of the 2008 Transaction Subclass Period. Each Claim Form also must list and provide sufficient documentation for all purchases of Landry’s common stock on or after September 17, 2008 through the date the Claimant files the Claim Form, all sales of Landry’s common stock on or after September 17, 2008, and all unsold holdings of Landry’s common stock as of the date of filing of the Claim Form.

II.	CALCULATION OF RECOGNIZED CLAIM AMOUNTS

To share in the distribution of the Net Settlement Fund, an Authorized Claimant must have had a cognizable claim of harm arising from the alleged breaches of duty being settled under the 2008 Class Settlement. If a Claimant did not sell shares of Landry’s common stock on or after September 17, 2008, he, she or it did not suffer a cognizable claim of harm arising from the alleged breaches of duty being settled under the 2008 Class Settlement, and, therefore, his, her or its “Recognized Loss Amount” shall be zero. In addition (a) for shares purchased on or before October 17, 2008, a Claimant suffered a cognizable claim of harm only with respect to those shares that were sold for less than $21.00 per share; and (b) for shares purchased during the period from October 18, 2008 through and including January 11, 2009, a Claimant suffered a cognizable claim of harm only with respect to those shares that were sold for less than $13.50 per share.

A “Recognized Loss Amount” will be calculated for each share of Landry’s common stock both held during the 2008 Transaction Subclass Period and sold during the 2008 Transaction Subclass Period or thereafter as follows:

(A)        For shares purchased on or before October 6, 2008:

(1)

And sold for less than $21.00 per share during the period from September 17, 2008 through and including October 6, 2008, the Recognized Loss Amount per share shall be 25% of the difference between $21.00 and the sale price;

(2)	And sold for less than $21.00 per share on or after October 7, 2008, the Recognized Loss Amount per share shall be the difference between $21.00 and the sale price.

(B)        For shares purchased during the period from October 7, 2008 through and including October 17, 2008 and sold for less than $21.00 per share, the Recognized Loss Amount per share shall be 50% of the difference between $21.00 and the sale price.

(C)        For shares purchased during the period from October 18, 2008 through and including January 11, 2009 and sold for less than $13.50 per share, the Recognized Loss Amount per share shall be the difference between $13.50 and the sale price.

III.	BASIS FOR RECOGNIZED LOSS AMOUNT CALCULATIONS

Class Counsel believe that the proposed Plan of Allocation reasonably and equitably distributes the Net Settlement Fund among 2008 Transaction Subclass Members with cognizable claims of harm arising from alleged breaches of duty being settled under the 2008 Class Settlement.

According to Class Counsel, the alleged breaches of duty began on or about September 17, 2008, which starts the 2008 Transaction Subclass Period. On that date, news reports suggested that Hurricane Ike may create a risk to the consummation of the pending $21 per share buyout of the Company, including with quotes attributed to Mr. Fertitta. However, Mr. Fertitta was also quoted making statements that were generally positive about the Company’s ability to respond to the effects of the Hurricane. Class Counsel believes that as a result of this mix of information, 2008 Transaction Subclass Members who sold their shares on or after September 17, 2008 but before October 7, 2008 (i.e., transactions covered by category (A)(1) above), did so, in the judgment of Class Counsel, based on limited public notice of the alleged breaches of fiduciary duty alleged by the 2008 Transaction Subclass. Because sales before October 7, 2008 are less likely to have been made in response to those alleged breaches of fiduciary duty, Class Counsel believe that a substantial discount is appropriate in allocating the Net Settlement Fund to category (A)(1) transactions. Consequently, category (A)(1) transactions will receive a credit for 25% of the difference between the expected $21 Buyout price and the actual sale price for purposes of allocating the Net Settlement Fund.

On October 7, 2008, Landry’s issued a press release disclosing that the debt financing required to complete the $21 Buyout was “in jeopardy.” Class Counsel believe that 2008 Transaction Subclass Members who held Landry’s shares as of the time of this press release and sold thereafter for a price less than $21 per share (i.e., transactions covered by category (A)(2) above) can most clearly tie their damages to the alleged breaches of fiduciary duty. In Class Counsel’s judgment, category (A)(2) transactions should receive a non-discounted allocation from the Net Settlement Fund, based on the difference between the expected $21 Buyout price and the actual sale price.

Class Counsel believe that 2008 Transaction Subclass Members who purchased their Landry’s shares after the October 7, 2008 press release discussed above but before the October 18 renegotiation of the $21 Buyout and sold for a price less than $21 per share (i.e., transactions covered by category (B) above) are eligible to participate in the 2008 Class Settlement because, notwithstanding the October 7 press release, such Class Members were entitled to expect reasonable and faithful adherence to fiduciary duties by the Defendants. However, 2008 Transaction Subclass Members making category (B) transactions were on notice that the $21 Buyout was “in jeopardy,” and therefore, in Class Counsel’s judgment, should receive a credit for 50% of the difference between the expected $21 Buyout price and the actual sale price for purposes of allocating the Net Settlement Fund.

Class Counsel further believe that 2008 Transaction Subclass Members who purchased their shares after the October 18, 2008 announcement of the renegotiation of the $21 Buyout to the $13.50 Buyout price and who thereafter sold for a price less than $13.50 per share (i.e., transactions in category (C) above), are able to tie their economic harm to the alleged breaches of duty, but only had a cognizable expectation of receiving $13.50 for their shares. Therefore, in Class Counsel’s judgment, Class Members’ transactions fitting within category (C) above should receive full credit for the difference between $13.50 and the price at which they subsequently sold their shares for purposes of allocating the Net Settlement Fund.

Defendants deny that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Action and made the basis of this Plan of Allocation, and expressly maintain that they complied with their fiduciary and other legal duties.

IV.	ADDITIONAL PROVISIONS

A.        Each Authorized Claimant’s “Recognized Claim” shall be the total of his, her or its Recognized Loss Amounts. The Net Settlement Fund will be distributed to Authorized Claimants who have a Recognized Claim greater than $0, subject to the $10.00 threshold for payments set forth below.

B.        If the sum total of Recognized Claims of all Authorized Claimants who are entitled to receive payment out of the Net Settlement Fund is greater than the Net Settlement Fund, however, each such Authorized Claimant shall receive his, her, or its pro rata share of the Net Settlement Fund. The pro rata share shall be the Authorized Claimant’s Recognized Claim divided by the total of all Recognized Claims to be paid from the Net Settlement Fund, multiplied by the total amount in the Net Settlement Fund. If the prorated payment calculates to less than $10.00, it will not be included in the calculation and it will not be distributed.

C.        If the Net Settlement Fund exceeds the sum total amount of the Recognized Claims of all Authorized Claimants entitled to receive payment out of the Net Settlement Fund, the excess amount in the Net Settlement Fund shall be distributed pro rata to all Authorized Claimants entitled to receive payment.

D.        Distributions will be made to Authorized Claimants after all claims have been processed and after the Court has finally approved the 2008 Class Settlement. All checks shall become stale ninety (90) calendar days from the date of issuance, at which time all funds remaining for such stale checks shall be irrevocably forfeited and such funds shall be made available to be redistributed. Following the distribution, the Claims Administrator shall use reasonable efforts to have Authorized Claimants cash their distribution checks. Subsequent to the passage of six (6) months from the distribution, if Class Counsel, in consultation with the Claims Administrator, determines that it is cost-effective to do so, the Claims Administrator will conduct a re-distribution of any funds remaining in the Net Settlement Fund by reason of returned or uncashed checks or otherwise, to Authorized Claimants who have cashed their distribution checks and who would receive at least $10.00 on such re-distribution based on their Recognized Claims, after payment from the Net Settlement Fund of any unpaid costs or fees incurred in administering the funds, including for such re-distribution. Additional re-distributions may occur thereafter to Authorized Claimants in three (3)-month intervals if Class Counsel, in consultation with the Claims Administrator, determines that additional re-distribution is cost-effective. At any such time as it is determined that the re-distribution of funds remaining in the Net Settlement Fund is not cost-effective, the remaining balance of the Net Settlement Fund shall be contributed to non-sectarian, not-for-profit 501(c)(3) organizations recommended by Class Counsel and Defendants’ Counsel, and approved by the Court.

E.        To calculate the Recognized Loss Amount for each share of Landry’s common stock, sales of Landry’s common stock shall be matched against purchases on a First In, First Out (“FIFO”) method, such that all sales will be matched first against any shares of Landry’s common stock held at the beginning of the 2008 Transaction Subclass Period, and then against purchases in chronological order, beginning with the earliest purchase made during the 2008 Transaction Subclass Period. Purchases and sales of Landry’s common stock shall be deemed to have occurred on the “contract” or “trade” date as opposed to the “settlement” or “payment” date.

F.        The date of covering a “short sale” is deemed to be the date of purchase of Landry’s common stock shares. The date of a “short sale” is deemed to be the date of sale of Landry’s common stock shares. The Recognized Loss Amount for “short sales” is zero. In the event that there is an opening short position in Landry’s common stock, the earliest 2008 Transaction Subclass Period purchases shall be matched against such opening short position, and not be matched against sales, until that short position is fully covered.

G.        Option contracts are not securities eligible to participate in the 2008 Class Settlement. Accordingly, (a) shares sold through the assignment of a call option shall be treated as sold on the date of exercise for the closing price of Landry’s common stock on the date of exercise; and (b) shares sold through the exercise of a put option shall be treated as sold on the date of exercise for the put option strike price.

H.        Each Claimant shall be deemed to have submitted to the jurisdiction of the Chancery Court of the State of Delaware with respect to his, her or its Claim Form.

WHAT RIGHTS ARE BEING COMPROMISED BY THE SETTLEMENTS?

17.        Settlement and Release of Claims with respect to the 2008 Class Settlement: If the 2008 Class Settlement is approved, the Court will enter a judgment (the “2008 Class Judgment”). The 2008 Class Judgment will dismiss with prejudice Counts I, II, III and IX of the Complaint and will provide that Plaintiff and the 2008 Transaction Subclass Members, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall release, waive, discharge and dismiss any and all Settled Claims (as defined below with respect to the 2008 Class Settlement), and shall forever be barred and enjoined from instituting, commencing or prosecuting any and all Settled Claims, against all Released Parties (as defined below with respect to the 2008 Class Settlement).

(a)        The “Settled Claims” with respect to the 2008 Class Settlement means any and all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class, individual or derivative in nature, including both known claims and Unknown Claims (as defined in the 2008 Class Settlement Stipulation), (i) that have been asserted in any count of the Complaint or (ii) that could have been asserted in any forum by Plaintiff (on behalf of itself and/or Landry’s) or any 2008 Transaction Subclass Member which (even in part) arise out of or are based upon the allegations, transactions, facts, matters or occurrences, representations or omissions giving rise to any count of the Complaint and which (even in part) arise out of Plaintiff’s or the 2008 Transaction Subclass Members’ status as stockholders, buyers, or sellers of Landry’s common stock at any point between September 17, 2008 and January 11, 2009, inclusive (except for claims to enforce the Settlement).

  (b)        The “Released Parties” with respect to the 2008 Class Settlement means any and all of the Defendants, their past or present subsidiaries, parents, successors and predecessors, officers, directors, agents, employees, counsel, insurers, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the legal representatives, heirs, successors in interest or assigns of the Defendants.

18.        Preliminary Injunction with respect to the 2008 Class Settlement:    Pending the Court’s determination as to final approval of the 2008 Class Settlement, Plaintiff and all members of the 2008 Transaction Subclass, or any of them, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any claim related, directly or indirectly, to any Settled Claims, against any of the Released Persons.

19.        Settlement and Release of Claims with respect to the 2009 Deal Settlement:    If the 2009 Deal Settlement is approved, the Court will enter a judgment (the “2009 Deal Judgment”). The 2009 Deal Judgment will dismiss with prejudice Counts IV through VIII of the Complaint and will provide that Plaintiff and the 2009 Transaction Subclass Members, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, shall release, waive, discharge and dismiss any and all Settled Claims (as defined below with respect to the 2009 Deal Settlement), and shall forever be barred and enjoined from instituting, commencing or prosecuting any and all Settled Claims, against all Released Parties (as defined below with respect to the 2009 Deal Settlement), their counsel and insurers.

  (a)        The “Settled Claims” with respect to the 2009 Deal Settlement means any and all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class, individual or derivative in nature, including both known claims and unknown claims, (i) that have been asserted in Counts IV through VIII of the Complaint or (ii) that could have been asserted in any forum by Plaintiff (on behalf of itself, the 2009 Transaction Subclass and/or Landry’s) or any 2009 Transaction Subclass Member against any of the Released Parties, their counsel and insurers which arise out of or are based upon the allegations, transactions, facts, matters or occurrences, representations or omissions giving rise to Counts IV through VIII of the Complaint and which arise out of Plaintiff’s or the 2009 Transaction Subclass Members’ status as shareholders of Landry’s common stock at any point between the November 3, 2009 announcement of the $14.75 Buyout and the closing of a sale/merger to Fertitta or a third party (except for claims to enforce the Settlement).

  (b)        The “Released Parties” with respect to the 2009 Deal Settlement means any and all of the Defendants, their past or present subsidiaries, parents, successors and predecessors, officers, directors, agents, employees, and any person, firm, trust, corporation, officer, director or other individual or entity in which any Defendant has a controlling interest or which is related to or affiliated with any of the Defendants, and the representatives, heirs, successors-in-interest or assigns of the Defendants.

20.        Preliminary Injunction with respect to the 2009 Deal Settlement: Pending the Court’s determination as to final approval of the 2009 Deal Settlement, Plaintiff and all members of the 2009 Transaction Subclass, or any of them, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any claim related, directly or indirectly, to any Settled Claims, against any of the Released Parties, their counsel and insurers.

WHAT PAYMENT ARE THE ATTORNEYS FOR THE CLASS SEEKING? HOW WILL THE LAWYERS BE PAID?

21.        Class Counsel have not received any payment for their services in pursuing claims against Defendants on behalf of the Classes, nor have Class Counsel been reimbursed for their out-of-pocket expenses.

Application for Attorneys’ Fees in connection with the 2009 Deal Settlement:    In connection with the terms of the 2009 Deal Settlement, Class Counsel reserved the right to apply to the Court for an award of attorneys’ fees not to exceed $15,000,000 and expenses not to exceed $525,000 to be paid by Landry’s or its successor(s)-in-interest. Defendants reserved the right to oppose the amount of any request for attorneys’ fees. After submission of the terms of the 2009 Deal Settlement to the Court and substantial completion of the agreement as to the amount to be paid to the 2008 Transaction Subclass, Class Counsel and Defendants agreed that Class Counsel would seek (and Defendants would not oppose) an application to the Court for an award of attorneys’ fees and expenses in connection with the 2009 Deal Settlement not to exceed $8 million as described herein.

Concurrent with seeking final approval of the 2009 Deal Settlement, Class Counsel may apply to the Court for an award of attorneys’ fees and expenses in connection with this Settlement. Defendants shall not object to the timing of Class Counsel’s application for an award of attorneys’ fees and expenses in connection with the 2009 Deal Settlement. Class Counsel has agreed to apply for an award of attorneys’ fees and expenses in connection with the 2009 Deal Settlement not to exceed $8,000,000, and Defendants have agreed not to oppose the entry of such an award of attorneys’ fees and expenses not to exceed $8,000,000; provided, however, that such award shall be subject to the consummation of the 2008 Class Settlement. Notwithstanding the preceding, no award can occur or payment be made of fees or expenses in connection with this Settlement until the closing of a sale/merger of the Company to Fertitta or a third party. Landry’s or its successor(s)-in-interest shall pay any attorneys’ fees and expenses awarded by the Court to Class Counsel in connection with the benefits of the Settlement to the 2009 Transaction Subclass and/or Landry’s.

If, for any reason, the 2008 Class Settlement should fail to be consummated, (i) the Court’s award of attorneys’ fees and expenses provided for herein shall be vacated, (ii) Class Counsel shall retain the right to apply to the Court for an award of attorneys’ fees not to exceed $15,000,000 and expenses not to exceed $525,000 to be paid by Landry’s or its successor(s)-in-interest, and (iii) Defendants shall retain the right to object to Class Counsel’s application.

Application for Attorneys’ Fees in connection with the 2008 Class Settlement: In connection with the 2008 Class Settlement, Class Counsel will apply to the Court for an award of attorneys’ fees not to exceed 25% of the Settlement Fund. Class Counsel will also apply to the Court for reimbursement of litigation expenses to be paid from the Settlement Fund not to exceed $750,000. Neither Defendants nor their counsel shall take any position with respect to Class Counsel’s application for an award of attorneys’ fees and/or litigation expenses. Subject to the approval of the Court, such amounts as are awarded by the Court shall be paid to Class Counsel from the Settlement Fund.

The Court will determine the amount of the fees and expenses awarded with respect to both Settlements.

IF I AM A MEMBER OF THE 2008 TRANSACTION SUBCLASS, HOW CAN I RECEIVE A PAYMENT FROM THE SETTLEMENT FUND? WHAT DO I NEED TO DO?

22.        If you are a 2008 Transaction Subclass Member, you must submit a Claim Form and supporting documentation to establish your entitlement to share in the Settlement Fund.3 You must submit your Claim Form to the Claims Administrator, addressed to Landry’s Shareholder Litigation, c/o The Garden City Group, Inc., P.O. Box 9349, Dublin, OH 43017-4249, postmarked no later than December 6, 2010. A Claim Form is included with this Notice, or you may go to the website maintained by the Claims Administrator for the Settlement to request that a Claim Form be mailed to you. The website is www.landrysshareholderlitigation.com. You may also request a Claim Form by calling toll-free 1-800-231-1815. Those who do not submit timely and valid Claim Forms with adequate supporting documentation will not be entitled to share in the Settlement. Please retain all records of your ownership of or transactions in Landry’s common stock, as they may be needed to document your claim.

Before you file your claim, please read the Plan of Allocation set forth in Paragraph 16 above to determine if you are eligible for recovery from the Settlement Fund.

DO I HAVE A LAWYER IN THIS CASE?

23.        As a Class Member, you are represented by the Class Representative and Class Counsel, unless you enter an appearance through counsel of your own choice at your own expense. You are not required to retain your own counsel, but if you choose to do so, such counsel must file a notice of appearance on your behalf and must serve copies of his or her notice of appearance on the attorneys listed in the section entitled, “When and Where Will the Court Decide Whether to Approve the Settlements?” below.

24.        If you wish to object to the Settlements or any of their terms, the proposed Plan of Allocation, or Class Counsel’s applications for attorneys’ fees and expenses, you may present your objections by following the instructions in the section entitled, “When and Where Will the Court Decide Whether to Approve the Settlements?” below.

WHEN AND WHERE WILL THE COURT DECIDE WHETHER TO APPROVE THE SETTLEMENTS? DO I HAVE TO COME TO THE HEARING? MAY I SPEAK AT THE HEARING IF I DON’T LIKE THE SETTLEMENTS?

25.        If you do not wish to object in person to the proposed Settlements, the proposed Plan of Allocation, and/or the applications for attorneys’ fees and reimbursement of litigation expenses, you do not need to attend the Settlement Hearing. You can object to the Settlements without attending the Settlement Hearing.

26.        The Court has scheduled the Settlement Hearing for October 6, 2010, at 10:00 a.m., in the Court of Chancery in the New Castle County Courthouse, 500 North King Street, Wilmington, DE 19801. The Court reserves the right to approve the Settlements, the Plan of Allocation, or Class Counsel’s applications for attorneys’ fees and expenses at or after the Settlement Hearing without further notice to the members of the Classes.

27.        Members of the 2008 Transaction Subclass may only object to the 2008 Class Settlement, the Plan of Allocation, or Class Counsel’s request for an award of attorneys’ fees and expenses in connection with the 2008 Class Settlement. Members

3  As described in footnote 1 above, if you received this Notice because you are a member of the 2009 Transaction Subclass but you do not qualify as a member of the 2008 Transaction Subclass, you are not eligible for payment from the Settlement Fund and should not file a Claim Form.

of the 2009 Transaction Subclass may only object to the 2009 Deal Settlement or Class Counsel’s request for an award of attorneys’ fees and expenses in connection with the 2009 Deal Settlement.

28.        Objections or oppositions must be in writing. You must file any written objection or opposition, together with copies of all other papers and briefs, with the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, DE 19801 on or before September 22, 2010. You must also serve the papers on the following counsel of record so that the papers are received on or before September 22, 2010:

Mark Lebovitch BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP 1285 Avenue of the Americas New York, NY 10019	Mary S. Thomas GRANT & EISENHOFER P.A. 1201 N. Market St. Wilmington, DE 19801

Class Counsel

David J. Teklits MORRIS, NICHOLS, ARSHT & TUNNELL LLP 1201 North Market Street, 18th Floor P.O. Box 1347 Wilmington, DE 19899	Gerard G. Pecht FULBRIGHT & JAWORSKI L.L.P. 1301 McKinney, Suite 5100 Houston, TX 77010

Counsel for Defendants Kenneth Brimmer, Michael S. Chadwick, Michael Richmond and Joe Max Taylor

Thomas A. Beck Daniel A. Dreisbach RICHARDS, LAYTON & FINGER, P.A. One Rodney Square 920 N. Market Street Wilmington, DE 19801	David D. Sterling Danny David BAKER BOTTS L.L.P. One Shell Plaza 910 Louisiana Street Houston, TX 77002

Counsel for Defendants Tilman J. Fertitta, Steven L. Scheinthal, Fertitta Holdings, Inc., Fertitta Acquisition Co., Richard Liem, Fertitta Group, Inc. and Fertitta Merger Co.

Bruce L. Silverstein Elena C. Norman YOUNG CONAWAY STARGATT & TAYLOR LLP The Brandywine Building 1000 West Street, 17th Floor Wilmington, DE 19801	Odean L. Volker HAYNES AND BOONE, LLP One Houston Center 1221 McKinney, Suite 2100 Houston, TX 77010

Counsel for Nominal Defendant Landry’s Restaurants, Inc.

29.        The filing must demonstrate your membership in the 2008 Transaction Subclass and/or the 2009 Transaction Subclass, including proof that you held Landry’s common stock during the relevant Subclass Period.

30.        You may file a written objection without having to appear at the Settlement Hearing. You may not appear at the Settlement Hearing to present your objection, however, unless you first filed and served a written objection in accordance with the procedures described above, unless the Court orders otherwise.

31.        If you wish to be heard orally at the hearing in opposition to the approval of the Settlement, the Plan of Allocation, or Class Counsel’s requests for awards of attorneys’ fees and expenses, and if you have filed and served a timely written objection as described above, you also must notify the above counsel on or before September 22, 2010 concerning your intention to appear. Persons who intend to object and desire to present evidence at the Settlement Hearing must include in their written objections the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the hearing.

32.        You are not required to hire an attorney to represent you in making written objections or in appearing at the Settlement Hearing. If you decide to hire an attorney, which will be at your own expense, however, he or she must file a notice of appearance with the Court and serve it on the counsel listed in Paragraph 28 above so that the notice is received on or before September 22, 2010.

33.        The Settlement Hearing may be adjourned by the Court without further written notice to the Classes. If you intend to attend the Settlement Hearing, you should confirm the date and time with Class Counsel.

34.        Unless the Court orders otherwise, any Class Member who does not object in the manner described above will be deemed to have waived any objection and shall be forever foreclosed from making any objection to the proposed Settlements, the proposed Plan of Allocation, or Class Counsel’s requests for awards of attorneys’ fees and reimbursement of expenses. Class Members do not need to appear at the hearing or take any other action to indicate their approval.

CAN I SEE THE COURT FILE? WHOM SHOULD I CONTACT IF I HAVE QUESTIONS?

35.        This Notice does not purport to be a comprehensive description of the Action, the allegations or transactions related thereto, the terms of the Settlements, or the Settlement Hearing. For a more detailed statement of the matters involved in this litigation, you may inspect the pleadings, the Settlement Stipulations, the Orders entered by the Court of Chancery, and other papers filed in the Action, unless sealed, at the Office of the Register in Chancery in the Court of Chancery of the State of Delaware, New Castle County Courthouse, 500 North King Street, Wilmington, DE 19801, during regular business hours of each business day. In addition, certain of the pleadings and court filings, including the Complaint, the Defendants’ recent motions to dismiss and Plaintiff’s opposition brief to the motions to dismiss, are available on the internet at the settlement website, www.landrysshareholderlitigation.com.

DO NOT WRITE OR TELEPHONE THE COURT. Questions regarding the Settlement should be directed to Class Counsel as follows:

Mary S. Thomas, Esq. GRANT & EISENHOFER P.A. 1201 North Market Street Wilmington, DE 19801	Or	Mark Lebovitch, Esq. BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP 1285 Avenue of the Americas New York, NY 10019

SPECIAL NOTICE TO SECURITIES BROKERS AND OTHER NOMINEES HOLDING RECORD OWNERSHIP ON BEHALF OF OTHERS

36.        If you held Landry’s common stock during the 2009 Transaction Subclass Period (November 3, 2009 through and including the closing of a sale/merger transaction to Fertitta or a third party) for the beneficial interest of a person or organization other than yourself (including such beneficial owners that you determined to have also held during the 2008 Transaction Subclass Period (September 17, 2008 through and including January 11, 2009)), you must either (i) send a copy of this Notice to the beneficial owner, postmarked no later than five (5) business days after you receive this Notice, or (ii) provide the names and addresses of such persons no later than five (5) business days after you receive this Notice to Landry’s Restaurants, Inc., 1510 West Loop South, Houston, TX 77027, Attention: Steven L. Scheinthal. If you choose the second option, Landry’s will send a copy of the Notice to the beneficial owner. Upon full compliance with these directions, such nominees may seek reimbursement of their reasonable expenses actually incurred, by providing Landry’s with proper documentation supporting the expenses for which reimbursement is sought. Copies of this Notice and the Proof of Claim form can be obtained from the website maintained by the Claims Administrator, www.landrysshareholderlitigation.com.

37.        If you held Landry’s common stock during the 2008 Transaction Subclass Period (September 17, 2008 through and including January 11, 2009) for the beneficial interest of a person or organization other than yourself (except for those beneficial owners that you determined to have also held during the 2009 Transaction Subclass Period which are covered by paragraph 36 above), you must either (i) send a copy of this Notice to the beneficial owner, postmarked no later than five (5) business days after you receive this Notice, or (ii) provide the names and addresses of such persons no later than five (5) business days after you receive this Notice to Landry’s Shareholder Litigation, c/o The Garden City Group, Inc., P.O. Box 9349, Dublin, OH 43017-4249. If you choose the second option, the Claims Administrator will send a copy of the Notice to the beneficial owner. Upon full compliance with these directions, such nominees may seek reimbursement of their reasonable expenses actually incurred, by providing the Claims Administrator with proper documentation supporting the expenses for which reimbursement is sought. Copies of this Notice and the Proof of Claim form can be obtained from the website maintained by the Claims Administrator, www.landrysshareholderlitigation.com, or by calling toll-free 1-800-231-1815.

Dated: July 26, 2010	BY ORDER OF THE COURT
/s/ Register in Chancery